                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              SAVILLE SYSTEMS PLC
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:
                              Saville Systems PLC
        ________________________________________________________________________

    (4) Date Filed:
                              September   , 1997
        ________________________________________________________________________

                    NOTICE OF EXTRAORDINARY GENERAL MEETING

                                       OF

                              SAVILLE SYSTEMS PLC

                              -------------------

     Notice is hereby given that an Extraordinary General Meeting of Saville Systems PLC (the "Company'') will be held at The Glen Lo Abbey, Bushypark, Galway, the Republic of Ireland, on October 23, 1997 at 1:00 p.m. local time, to consider and act upon the matters summarized below. Shareholders are referred to and should review carefully the accompanying Proxy Statement, including the full text of the resolutions set forth in Annex A and Annex B thereto.
                                     -------     -------

     1. To pass the special resolution set forth in Annex A to the accompanying
                                                    -------
Proxy Statement, which resolution, among other things:

          a.)   authorizes an increase in the Company's authorized share capital by US $87,500 divided into 35,000,000 Ordinary Shares of US $0.0025 each;

          b.) authorizes an amendment to the Articles of Association of the Company to document the increase in share capital described above; and

          c.) authorizes the Directors of the Company to exercise all the powers of the Company to allot, free of shareholders' preemption rights, securities of an aggregate nominal amount of US $140,900.36 during the period expiring on October 22, 2002.

     2.  To pass the special resolution set forth in Annex B to the accompanying
                                                     -------
Proxy Statement, which resolution, among other things, authorizes an amendment to the Articles of Association of the Company to authorize the Directors of the Company, without shareholder approval, to capitalize reserves of the Company for the purpose of issuing paid up Ordinary Shares of the Company to the holders of the Company's outstanding Ordinary Shares as the Directors of the Company determine to be appropriate.

     3. To authorize an amendment to the Company's 1995 Share Option Plan increasing from 2,890,000 to 5,000,000 the number of Ordinary Shares, nominal value $0.0025 per share, reserved for issuance under the Plan.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.


                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              Peter H. Quinlan
                                              Secretary


September 29, 1997

Registered Office: 67 Lansdowne Road, Dublin 4


A SHAREHOLDER ENTITLED TO ATTEND AND VOTE AT THE EXTRAORDINARY GENERAL MEETING IS ENTITLED TO APPOINT A PROXY (WHO NEED NOT BE A MEMBER OF THE COMPANY) TO ATTEND, SPEAK AND VOTE INSTEAD OF SUCH SHAREHOLDER. A FORM OF PROXY IS ENCLOSED.

WHETHER OR NOT YOU EXPECT TO ATTEND THE EXTRAORDINARY GENERAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED TO THE ENCLOSED PROXY IF MAILED IN THE REPUBLIC OF IRELAND.

                              SAVILLE SYSTEMS PLC
                               IDA BUSINESS PARK
                                     DANGAN
                                GALWAY, IRELAND

                                PROXY STATEMENT

             FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 23, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the ''Board'') of Saville Systems PLC (the ''Company'') for use at the Extraordinary General Meeting of Shareholders to be held on October 23, 1997 (the ''Extraordinary General Meeting'') and at any adjournment of that meeting. All proxies will be voted in accordance with the shareholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Extraordinary General Meeting.

     To be valid, a proxy must be deposited not less than 48 hours prior to the time appointed for the holding of the Extraordinary General Meeting at (i) the registered office of the Company or (ii) the registered office of the Registrar for the Ordinary Shares, AIB Bank, Registrars' & New Issue Department, Bankcentre, P.O. Box 954, Ballsbridge, Dublin 4, Ireland (each, the ''Registered Office''). Any proxy may be revoked by a shareholder at any time before its exercise by (i) voting in person at the Extraordinary General Meeting, (ii) delivery of a subsequently dated proxy to the Registered Office, provided that such subsequently dated proxy must be received at the Registered Office not less than 48 hours prior to the time appointed for the holding of the Extraordinary General Meeting or (iii) delivery of written revocation of such proxy, provided that such written revocation must be received at the Registered Office not less than one hour prior to the time appointed for the holding of the Extraordinary General Meeting.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (''SEC''), EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT SAVILLE SYSTEMS PLC, IDA BUSINESS PARK, DANGAN, GALWAY, IRELAND OR AT ONE VAN DE GRAAFF DRIVE, SIXTH FLOOR, BURLINGTON, MASSACHUSETTS 01803, U.S.A.


VOTING SECURITIES AND VOTES REQUIRED

     At the close of business on September 15, 1997, there were outstanding and entitled to vote an aggregate of 18,639,857 ordinary shares of the Company, $0.0025 nominal value per share, constituting all of the voting shares of the Company. All shareholders of record at the time appointed for the holding of the Extraordinary General Meeting are entitled to vote at the Extraordinary General Meeting. All Ordinary Shares of the Company, including those represented by American Depositary Shares of the Company (''ADSs'') are referred to herein as the ''Ordinary Shares.'' All references in this Proxy Statement to past transactions in the Company's Ordinary Shares reflect the 400-for-1 division of the Company's Ordinary Shares which occurred on September 27, 1995, and the subsequent share dividend of 2.725 Ordinary Shares for each post-division share.

     Three holders of Ordinary Shares, each appearing in person or represented by proxy, shall constitute a quorum for the transaction of business at the Extraordinary General Meeting.

     The Bank of New York, as depositary (the ''Depositary''), is the shareholder of record in respect of those Ordinary Shares represented by ADSs. The Company has requested the Depositary, and the Depositary is required pursuant to the Deposit Agreement, to mail to all owners of American Depository Receipts (''ADRs'') representing ADSs of the Company (the ''Owners'') a notice, the form of which notice will be in the sole discretion of the Depositary, containing (a) the information included in the notice of meeting received by the Depositary from the Company,
(b) a statement that the Owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of Irish law and of the Memorandum and Articles of Association of the Company, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Ordinary Shares or other deposited securities represented by their respective ADSs, (c) a statement that Owners who instruct the Depositary as to the exercise of their voting rights will be deemed to have instructed the Depositary or its authorized representative to call for a poll (i.e., a written vote) with respect to each matter for which instructions are given, subject to any applicable provisions of Irish law and of the Company's Memorandum and Articles of Association and (d) a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given or deemed given to the Depositary to give a discretionary proxy to a person designated by the Company, as described in the next paragraph. Upon the written request of an Owner, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of Ordinary Shares or other deposited securities represented by the ADSs evidenced by such Owner's ADRs in accordance with the nondiscretionary instructions set forth in such request. Accordingly, pursuant to the Company's Memorandum and Articles of Association and applicable Irish law, the Depositary will cause its authorized representative to attend each meeting of holders of Ordinary Shares and call for a poll as instructed in accordance with clause (c) above for the purpose of effecting such vote. The Depositary will not vote or attempt to exercise the right to vote that attaches to the Ordinary Shares or other depositary securities, other than in accordance with such instructions or deemed instructions.

     The Deposit Agreement provides that if no instructions are received by the Depositary from any Owner with respect to any of the deposited securities represented by the ADSs evidenced by such Owner's ADRs on or before the date established by the Depositary for such purpose, the Depositary will deem such Owner to have instructed the Depositary to give a discretionary proxy to a person designated by the Company with respect to such deposited securities and the Depositary will give a discretionary proxy to a person designated by the Company to vote such deposited securities, under circumstances and according to the terms as set forth in the Deposit Agreement; provided, that no such instructions will be deemed given and no such discretionary proxy will be given with respect to any matter as to which the Company informs the Depositary in writing that the Company does not wish such proxy to be given.

     Voting at the Extraordinary General Meeting of Shareholders is by a show of hands unless a poll (i.e., a written vote) is duly demanded. Votes may be given either personally or by proxy. Subject to the Company's Memorandum and Articles of Association and to any rights or restrictions attaching to any class or classes of shares, on a show of hands each shareholder present in person and every proxy has one vote but so that no individual can have more than one vote, and on a poll each shareholder shall have one vote for each share of which he is the holder. Where there is an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting is entitled to a casting vote in addition to any other vote he may have. A poll may be demanded by (i) the Chairman of the meeting, or (ii) at least three shareholders present (in person or by proxy) entitled to vote at the meeting, or (iii) any shareholder or shareholders present (in person or by proxy) representing not less than one-tenth of the total voting rights of all the shareholders entitled to vote at the meeting, or
(iv) any shareholder or shareholders present (in person or by proxy) holding shares conferring the right to vote at the meeting being shares on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right. The Depositary has agreed to demand a poll at general meetings of shareholders in respect of every resolution on which the Depositary has been instructed by an owner to vote.

     The affirmative vote of 75% of the votes cast by the holders of outstanding Ordinary Shares is required for the approval of Proposal 1 and Proposal 2 set forth below for consideration at this Extraordinary General Meeting. The affirmative vote of a majority of the votes cast by the holders of outstanding Ordinary Shares is required for the approval of Proposal 3 set forth below for consideration at this Extraordinary General Meeting.

     Ordinary Shares that abstain from voting as to a particular matter, and shares held in "street name'' by a broker or nominee who indicates on a proxy that he or she does not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voted on such matter. Accordingly, abstentions and "'broker non-votes'' will have no effect on the voting on matters, including all proposals, presented for shareholder approval at this Extraordinary General Meeting, that require the affirmative vote of a certain percentage of the shares voting on the matter.


                                   PROPOSAL 1

     The following brief descriptions of the Company's share capital and certain provisions of the Company's Memorandum and Articles of Association do not purport to be complete and are subject to and are qualified in their entirety by reference to the provisions of the Company's Memorandum and Articles of Association.

     The authorized share capital of the Company is $100,000 and IR(Pounds)30,000 divided by 40,000,000 Ordinary Shares, nominal value $0.0025 per share, and 30,0000 Deferred Shares, nominal value IR(Pounds)1.00 per share, respectively.

     Irish law requires that a certain amount of the Company's share capital be denominated in Irish pounds, and the Deferred Shares meet this requirement. The Deferred Shares carry no voting or dividend rights and carry only minimal rights on a liquidation.

     Irish law restricts the power of the directors of a company (other than under certain employee share plans) to allot shares or to grant share subscription rights and rights to convert any security into shares unless either the articles of association of such company or a resolution of the shareholders authorizes the board of directors to do so. No such authority may be given for a period in excess of five years. By an ordinary resolution of the Company's shareholders passed on September 27, 1995, the Board of Directors has been authorized to allot up to 35,972,000 Ordinary Shares during the period ending on September 27, 2000.

     Irish law also provides that, in general, a company may not allot any shares (or grant a right to subscribe for or to convert any securities into shares in a company) for cash unless it has first offered those shares, on a pro rata basis, to the existing shareholders of the company. This preemptive right may be disapplied for a period of up to five years by the articles of association of the company or by a special resolution passed by the shareholders of the company. By a special resolution of the shareholders of the Company passed on September 27, 1995, this preemptive right was disapplied in respect of all allotments of shares to be made by the Board of Directors pursuant to the authorization given to them by the ordinary resolution referred to above in the preceding paragraph.

BOARD RECOMMENDATION

     The Board of Directors believes that in order to maintain maximum flexibility, it is in the best interests of the Company to increase the Company's authorized share capital to $187,500 divided by 75,000,000 Ordinary Shares, and for the shareholders to authorize the Board of Directors to allot up to such number of shares as are authorized but unissued from time to time during the period ending on October 22, 2002. Such shares may be allotted pursuant to existing and other share option plans and for other general corporate purposes and may be allotted for cash. Therefore, the Board of Directors recommends a vote FOR the resolution attached hereto in Annex
                                                                           -----
A, which resolution, among other things:
-
          a.)   authorizes an increase in the Company's authorized share capital by US $87,500 divided into 35,000,000 Ordinary Shares of US $0.0025 each;

          b.) authorizes an amendment to the Articles of Association of the Company to document the increase in share capital described above; and

          c.) authorizes the Directors of the Company to exercise all the powers of the Company to allot, free of shareholders' preemption rights, securities of an aggregate nominal amount of US $140,900.36 during the period expiring on October 22, 2002.



                                   PROPOSAL 2


     Under the existing Articles of Association, the Directors require the authorization of shareholders in order to make a capitalization issue of securities of the Company to the holders of the Company's Ordinary Shares, a process whereby reserves of the Company are applied in paying up shares or debentures of the Company which are then issued fully paid up to the holders of the Company's Ordinary Shares, in proportion to their existing shareholdings. A capitalization issue is equivalent to a "stock split" via a share dividend by a U.S. corporation.

BOARD RECOMMENDATIONS

     The Board of Directors believes that it is desirable that the Directors should have the power to make capitalization issues of securities to the holders of the Company's Ordinary Shares, without the requirement for shareholder approval. In particular, the Board considers it desirable that it should be competent to make such issues for the purpose of effecting a reduction in the per share price, when appropriate, without incurring the cost and delay of obtaining shareholders' authorization. Therefore, the Board of Directors recommends a vote FOR the resolution attached hereto in Annex B, which, among
                                                        -------
other things, amends the Articles of Association to authorize the Board of Directors, without the approval of shareholders, to make capitalization issues of securities to the Company's Ordinary Shareholders.



                                   PROPOSAL 3

     The Board of Directors believes the continued growth and profitability of the Company depends, in large part, upon the ability, of the Company to maintain a competitive position in attracting and retaining key personnel. On April 24, 1997, the Board of Directors adopted, subject to shareholder approval, an amendment to the Company's 1995 Share Option Plan (the "1995 Option Plan"), that increased from 2,890,000 to 5,000,000 the number of Ordinary Shares available for issuance under the 1995 Option Plan (subject to a proportionate adjustment for certain changes in the Company's capitalization, such as a stock split) (the ''Plan Amendment''). As of September 15, 1997, approximately 581,000 Ordinary Shares remain available for future awards under the 1995 Option Plan.

     The following summary describes the 1995 Option Plan, as amended by the Plan Amendment. This summary is qualified in all respects by reference to the full text of the 1995 Option Plan, a copy of which is available upon request from the Secretary of the Company.

     The 1995 Option Plan was adopted by the Board of Directors in August 1995 and approved by the shareholders of the Company in September 1995. The 1995 Option Plan provides for the grant of options to purchase Ordinary Shares to employees, officers and directors of, and consultants and advisers to, the Company and its subsidiaries. As of September 1, 1997, approximately 969 persons were eligible to participate in the 1995 Option Plan.

     Under the 1995 Option Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the ''Code'') (''incentive stock options''), or options not intended to qualify as incentive stock options (''non-statutory options''). Incentive stock options may only be granted to employees of the Company. A total of 2,890,000 Ordinary Shares may be issued upon the exercise of options granted under the 1995 Option Plan. The maximum number of shares with respect to which options may be granted to any employee under the 1995 Option Plan shall not exceed 223,500 Ordinary Shares during any calendar year.

     The 1995 Option Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1995 Option Plan, the Compensation Committee has the authority to select the employees to whom options are granted and determine the terms of each option, including (i) the number of Ordinary Shares subject to the option, (ii) when the option becomes exercisable,
(iii) the option exercise price, which, in the case of incentive stock options, must be at least 100% (110% in the case of incentive stock options granted to a shareholder owning in excess of 10% of the Company's Ordinary Shares) of the fair market value of the Ordinary Shares as of the date of grant, and (iv) the duration of the option (which, in the case of incentive stock options, may not exceed ten years).

     Payment of the option exercise price may be made in cash (or by delivery of a promissory note payable on terms specified by the Compensation Committee) in a manner consistent with Section 422 of the Code and Rule 16b-3 (''Rule 16b-3'') under the Securities Exchange Act of 1934, as amended (the ''Exchange Act''). Options are not assignable or transferable except by will or the laws of descent and distribution and, in the case of non-statutory options, pursuant to a qualified domestic relations order (as defined in the Code).

     The Compensation Committee may, in its sole discretion, include additional provisions in any option or award granted or made under the 1995 Option Plan, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Compensation Committee, so long as such provisions are not inconsistent with the 1995 Option Plan or applicable law. The Compensation Committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1995 Option Plan may be exercised.

     The Compensation Committee may amend the 1995 Option Plan at any time. However, no such amendment shall be made without prior approval of the shareholders of the Company if such amendment requires shareholder approval under Section 422 of the Code or any successor provision with respect to incentive stock options, or under Rule 16b-3.

     As option grants under the 1995 Option Plan are discretionary, the Company cannot now determine the number of options to be received by the Company's Named Executive Officers, by all current executive officers as a group, by non-employee directors as a group or by non-executive officer employees as a group. The number of such options shall be determined by the Compensation Committee pursuant to the terms of the 1995 Option Plan. During 1996, the Named Executive Officers received options under the 1995 Option Plan to purchase an aggregate of 14,861 Ordinary Shares, at a weighted average exercise price of $16.92 per share, all current executive officers as a group received options to purchase an aggregate of 17,445 Ordinary Shares, at a weighted average exercise price of $16.91 per share, and all employees, excluding current executive officers as a group, received options to purchase an aggregate of 111,142 Ordinary Shares, at a weighted average exercise price of $26.81 per share. During 1996, no non-employee director received options under the 1995 Option Plan. For additional information regarding the ownership of options by the Named Executive Officers, see ''Executive Compensation--Option Grants'' and ''--Option Exercises and Holdings.'' On September 15, 1997, the closing price of the ADSs on the Nasdaq National Market was $64.75, and options to purchase an aggregate of 1,845,662 Ordinary Shares were outstanding under the 1995 Option Plan.

     Tax Consequences

     The following summary of certain tax consequences of the grant and exercise of options under the 1995 Option Plan is based on the laws, regulations, administrative rulings and revenue practices of the Republic of Ireland, the United States and Canada in force and as interpreted by the relevant authorities as of the date of this Proxy Statement, and such laws, regulations and administrative rulings are subject to change in the future.

     This summary is of a general nature only and does not discuss all aspects of Irish, U.S. or Canadian tax that may be relevant to a particular optionee. Optionees are advised to consult their own tax advisers with respect to the tax consequences in the Republic of Ireland, the United States and Canada of being an optionee. Each person who receives options under the 1995 Option Plan is given a copy of the Prospectus relating to the 1995 Option Plan, which contains more detailed information regarding the tax consequences of being an optionee.

     Irish Tax Consequences

     Resident Optionees.   The grant of an option to a person who is domiciled
and resident in the Republic of Ireland and not a resident in any other jurisdiction and is an employee or director of the Company (a "Resident Optionee"), does not create a taxable benefit for the Resident Optionee at the date of grant. The optionee will, however, realize taxable income for Irish income tax purposes upon the exercise of the option in an amount equal to the excess of the market value of the Ordinary Shares at the date of exercise of the option over the amount paid for the Ordinary Shares by the Resident Optionee. The amount is treated as taxable income of the Resident Optionee for the tax year in which the option is exercised and is taxable at the Resident Optionee's appropriate rate of tax.

     Upon the sale of the Ordinary Shares, Irish capital gains tax will be imposed. The taxable gain is calculated by taking the indexed cost of the shares and subtracting it from the sale proceeds. However, added to the cost is the amount of income, if any, realized upon the exercise of the option. The allowable cost of the Ordinary Shares can be indexed by reference to the rate of inflation as published in official statistics between the date of acquisition and the date of disposal, provided that the length of time exceeds twelve months.

     Non-Resident Optionees.   The Irish income tax consequences for a person
who is not domiciled, a resident of or ordinarily resident in the Republic of Ireland, but is an employee or director of the Company (a "Non-resident Optionee"), on the exercise of options are uncertain as such consequences depend on a number of variable factors, for example the applicable double taxation treaty. Non-resident Optionees should consult their own tax advisors to determine the Irish tax consequences for them of being Non-resident Optionees. Assuming that the ADSs representing the Ordinary Shares issuable upon the exercise of options under the 1995 Option Plan will be quoted on the Nasdaq National Market, Non-resident Optionees will have no liability for Irish capital gains tax in respect of disposal of the Ordinary Shares.

     U.S. Federal Income Tax Consequences

     The following is a summary of the U.S. federal income tax treatment of incentive and non-statutory stock options received by persons who are resident in (or are citizens of) the United States for U.S. federal income tax purposes. Generally, persons who are not resident in (nor citizens of) the United States for U.S. federal income tax purposes and who have not performed services in the United States will not be subject to any United States taxes upon the grant or exercise of options or upon the disposition of Ordinary Shares.

     Incentive Stock Options.   In general, a participant will not recognize
taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Ordinary Shares acquired through the exercise of the option (''ISO Stock''). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the ''Grant Date'') and one year from the date the option was exercised (the ''Exercise Date''), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a ''Disqualifying Disposition''), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

     If the participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

     For purposes of the ''alternative minimum tax'' applicable to individuals, the exercise of an incentive stock option is treated in the same manner as the exercise of a non-qualified option. Thus, in the year of option exercise an optionee must include the difference between the exercise price and the fair market value of the shares on the date of exercise in alternative minimum taxable income. The alternative minimum tax is imposed upon an individual's alternative minimum taxable income at a rates of 26% to 28% but only to the extent that such tax exceeds the taxpayer's regular income tax liability for the taxable year.

     Non-Qualified Options.   As in the case of an incentive stock option, a
participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Ordinary Shares acquired through the exercise of the option (''NSO Stock'') on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of sale.

     Maximum Income Tax Rates on Capital Gain and Ordinary Income

     Long-term capital gain will be taxable at a maximum rate of 20% if attributable to Ordinary Shares held for more than eighteen months and at a maximum rate of 28% if attributable to Ordinary Shares held for more than one year but not more than eighteen months. Short-term capital gain and ordinary income will be taxable at a maximum rate of 39.6%. Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income will also be subject to a medicare tax and, under certain circumstances, a social security tax.

     Tax Consequences to the Company

     The grant of an incentive or non-statutory stock option under the 1995 Option Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Ordinary Shares acquired under the 1995 Option Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 1995 Option Plan, including as a result of the exercise of a non-statutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code. The Company will have a withholding obligation with respect to any ordinary compensation income recognized under the 1995 Option Plan (other than income recognized as a result of a Disqualifying Disposition) by participants who are employees or are otherwise subject to United States income tax withholding.

     Canadian Federal Income Tax Consequences

     There are no Canadian federal income tax consequences to the Company or to an optionee upon the grant of an option under the 1995 Option Plan.

     An optionee who is a resident of Canada at the time an option is exercised will be subject to Canadian federal income tax in respect of the benefit received upon exercising the option, as described below. To the extent that the stock option benefit relates to duties of an office (including the position of director) or employment performed in a country other than Canada and such benefit is subject to tax in that country, an optionee may claim a deduction from Canadian tax otherwise payable in respect of such foreign tax paid.

     To the extent that the granting of an option relates to the duties of an office (including the position of director) or employment performed in Canada by an optionee who is non-resident in Canada at the time of exercising, the optionee will be subject to Canadian federal income tax in respect of the benefit received upon exercising the option.

     An optionee who is a resident of the United States will be exempt by virtue of the Canada-United States Income Tax Convention from the otherwise applicable Canadian federal income tax in respect of the benefit received upon exercising an option that represents remuneration for the duties of employment performed in a particular year in Canada, provided that the amount of the benefit, together with all other remuneration in respect of those duties, does not exceed CDN $10,000, or provided that the optionee is present in Canada for a period or periods not exceeding a total of 183 days in that year.

     An optionee who is a resident of the Republic of Ireland will be exempt by virtue of the Canada-Ireland Income Tax Agreement from the otherwise applicable Canadian federal income tax in respect of the benefit received upon exercising an option that represents remuneration for the duties of employment performed in a particular year in Canada, provided that the optionee is present in Canada for a period or periods not exceeding a total of 183 days in that year, the remuneration is not paid by or on behalf of a Canadian resident employer, and the remuneration is not deducted from the profits of a permanent establishment or a fixed base which the Company has in Canada.

     Where an optionee subject to Canadian federal income tax acquires shares in a particular year by exercising an option under the 1995 Option Plan, the excess, if any, of the value of those shares at the time of acquisition over the price paid for the shares will be a taxable benefit from employment to the optionee in that year. An amount equal to one-quarter of this taxable benefit may be deducted in computing the taxable income of the optionee, provided that
(a) the option was granted after February 15, 1984, (b) the exercise price is not less than the fair market value of the shares at the time the option was granted and (c) immediately after the option was granted, the optionee was dealing at arm's-length with the Company.

     The amount of the taxable benefit, if any, received by an optionee upon exercise of an option will be added to the adjusted cost base of the Ordinary Shares acquired pursuant to the option. The adjusted cost base to an optionee of shares acquired under the 1995 Option Plan will be averaged with the adjusted cost base to the optionee of any shares acquired otherwise than under the 1995 Option Plan.

     The excess of proceeds of disposition of the shares over their adjusted cost base is treated as a capital gain, 75% of which is included in income for Canadian tax purposes. Non-residents of Canada will generally be exempt from Canadian tax on the gain.

BOARD RECOMMENDATION

     The Board of Directors believes that the future growth and profitability of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting, retaining and motivating key personnel. Accordingly, the Board of Directors believes that the amendment to the 1995 Option Plan is in the best interests of the Company and its shareholders and recommends a vote FOR Proposal 3.


                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     Summary Compensation Table.   The following table sets forth certain
information with respect to the annual and long-term compensation for the last two fiscal years of the Company's Chief Executive Officer and the Company's four other most highly paid executive officers whose annual salary and bonus for 1996 exceeded $100,000 (collectively, the ''Named Executive Officers''):

                           SUMMARY COMPENSATION TABLE


                                                                               Long-Term
                                                                              Compensation
                                                                                 Award(s)
                                                                              -------------
                                            Annual Compensation  Other Annual  Securities   All Other
                                            -------------------  Compensation  Underlying  Compensation
Name and Principal Position       Year      Salary($)  Bonus($)     ($)(1)     Options(#)     ($)(3)
---------------------------       ----      ---------  --------  ----------    ----------  -------------

Bruce A. Saville(4)  ..........   1996      $ 210,000  $     --  $       --         2,894  $          --
   Chairman                       1995        200,000  $     --          --        23,095             --

John J. Boyle, III  ...........   1996        224,700   168,525          --         6,094             --
   Chief Executive Officer        1995        214,000   160,500          --       371,684             --

Marc J. Venator(5) ............   1996        157,500    47,250          --         2,821         15,591
   Chief Operating Officer        1995        102,116    30,082          --       180,940         21,574

John Kiley(6)..................   1996        150,000    85,000          --           450             --
   Senior Vice President,         1995         25,962    10,192          --       100,000             --
   Global Sales and Marketing

Michael Shulist(4)(7)..........   1996        122,640    61,792          --         2,602          3,218
   Senior Vice President,         1995         91,832    27,456          --       132,728          1,184
   Global Consulting Services

------
(1) In accordance with the rules of the SEC, other compensation in the form of prerequisites and other personal benefits has been omitted because such prerequisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer.
(2) The Company does not have a long-term compensation program that includes long-term incentive payouts. No restricted stock awards or stock appreciation rights were granted to any of the Named Executive Officers during the years ended December 31, 1995 or December 31, 1996.
(3) Consists of amounts paid by the Company for relocation expenses in the case of Mr. Venator. Consists of amounts paid by the Company for automobile lease payments in the case of Mr. Shulist.
(4) Amounts reflected in this section have been converted into U.S. dollars at the conversion ratio in effect on December 31, 1996 as reported in the New York Times on that date (US $1.00 = CDN $1.36 equivalent to CDN $1.00 = US $0.73).
(5) Mr. Venator joined the Company in April 1995. See ''--Agreements with Named Executive Officers.''
(6) Mr. Kiley joined the Company in October 1995. See ''--Agreements with Named Executive Officers.''
(7) Mr. Shulist joined the Company in March 1995. See ''--Agreements with Named Executive Officers.''

     Option Grant Table.   The following table sets forth certain information
regarding options granted during the year ended December 31, 1996 by the Company to the Named Executive Officers.


               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1996

                                        INDIVIDUAL GRANTS
                         -----------------------------------------------
                                      PERCENT OF                              POTENTIAL REALIZABLE
                                        TOTAL                                  VALUE AT ASSUMED
                         NUMBER OF      OPTION                                ANNUAL RATES OF STOCK
                         SECURITIES   GRANTED TO   EXERCISE                   PRICE APPRECIATION FOR
                         UNDERLYING   EMPLOYEES    OR BASE                       OPTION TERM(1)
                         OPTIONS      IN FISCAL     PRICE     EXPIRATION    -----------------------
                         GRANTED (#)    YEAR        (#/SH)       DATE          5% ($)       10% ($)
                         ----------   ----------   --------   ----------    ---------     ---------
Bruce A. Saville  .....       2,894         2.30%    $16.38       1/1/06     $ 29,812      $ 75,549

John J. Boyle, III  ...       5,419          4.2%     16.38       1/1/06       55,823       141,466
                                675          0.5%     21.76      2/28/97          489           978

Marc J. Venator  ......       2,821          2.2%     16.38       1/1/06       29,060        73,644

John J. Kiley  ........         450          0.3%     21.76      2/28/97          326           652

Michael Shulist .......       2,227          1.7%     16.38       1/1/06       22,941        58,137
                                375          0.3%     21.76      2/28/97          272           543


-------------
(1) These columns show the hypothetical gains or option spreads of the options granted during the fiscal year ended December 31, 1996 based on the fair market value of the Ordinary Shares on the date of grant and assumed annual compound share appreciation rates of 5% and 10% over the full term of the options. The assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future share prices. Actual gains, if any, on option exercises will depend on the timing of such exercise and the future performance of the Company's ADSs. Values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

     Year-End Option Table.   The following table sets forth certain information
regarding options exercised during the year ended December 31, 1996 and stock options held as of December 31, 1996 by the Named Executive Officers.


               AGGREGATE OPTION EXERCISES AS OF DECEMBER 31, 1996
                           AND YEAR-END OPTION VALUES


                                                         Number of Securities
                                                       Underlying Unexercised            In The Money
                      Number of                               Options at                  Options at
                        Shares           Value               Fiscal Year-End           Fiscal Year End(2)
                     Acquired On       Realized       ---------------------------  --------------------------
                       Exercise          ($)(1)        Exercisable  Unexercisable  Exercisable  Unexercisable
                     ------------      --------       ------------  -------------  -----------  -------------
Bruce A. Saville                0             0             10,592         15,397  $   316,232     $  492,165

John J. Boyle, III         10,000       229,471            310,603         87,165   10,970,611      2,777,387
                           20,000       610,819
                           50,000     2,061,262
                           25,000     1,071,179
                            8,000       330,577
                           17,000       703,726

Marc J. Venator            30,000       666,806                334         67,552       10,676      2,159,300
                           11,612       287,070
                            1,763        30,191
                           20,000       444,376
                           30,000     1,027,293
                           15,737       566,532
                            2,821        83,558
                            3,442       128,524

John J. Kiley              30,000     1,040,625              3,333         67,117      102,073      2,050,166

Michael Shulist            22,600       502,327             76,611         36,119    2,500,384      1,149,631

-------------
(1) The values in this column represent the last reported sale price of the ADSs on the respective date of exercise, less the respective option exercise price.
(2) Value is based on the closing sales price of the Company's ADSs on December 31, 1996 ($40.625), the last trading day of the Company's 1996 fiscal year, less the applicable option exercise price.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company filed a Registration Statement on Form S-1 (the ''Registration Statement'') which was declared effective on June 20, 1996. In connection with the Registration Statement, each of the Company's directors and executive officers filed a Form 4 reporting such persons beneficial ownership Ordinary Shares as of June 20, 1996. Since the Registration Statement was declared effective based solely on its review of copies of reports filed by all persons required to file reports (''Reporting Persons'') pursuant to Section 16(a) of the Exchange Act of 1934 or written representations from certain Reporting Persons that no Form 5 filing was required for such persons, the Company believes that during fiscal 1996 all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act.


AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

     The Company's employment agreement with Messrs. Saville and Boyle have expired by their terms. The Company is currently negotiating the terms for a new employment agreement with each of Messrs. Boyle and Saville.

     The Company has entered into employment agreements with Messrs. Venator, Shulist and Kiley. Pursuant to such agreements, such officers are entitled to receive, in addition to base salary, a bonus, the amount of which is dependent upon such officer's individual performance and the overall performance of the Company. The Company may terminate such officers' employment with or without cause.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Ordinary Shares as of September 15, 1997 (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding Ordinary Shares,
(ii) by each director, (iii) by each of the Named Executive Officers, and (iv) by all current directors and executive officers as a group:

                                                             NUMBER OF
                                                              SHARES        PERCENTAGE OF
                                                           BENEFICIALLY      OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                         OWNED (1)    ORDINARY SHARES(2)
------------------------------------                       -------------  ------------------
FMR Corp.(3).......................................           1,956,700        10.5%
   82 Devonshire Street
   Boston, MA 02109

Entities affiliated with Vinik Partners, L.P.
and Vinik Asset Management, L.P.(4)................           1,401,200         7.6%

James B. Murray, Jr.(5)............................             704,310         3.8%

Bruce A. Saville(6)................................             618,708         3.3%
   Saville Systems PLC
   4445 Calgary Trail
   Edmonton, AB
   Canada, T6H 5R7

David P. Mixer(7)..................................             446,590         2.4%

John J. Boyle, III(8)..............................             274,679         1.5%

Michael Shulist(9).................................              95,363          *

John A. Blanchard, III(10).........................              21,256          *

Brian E. Boyle(11).................................              20,806          *

John W. Sidgmore(12)...............................              20,806          *

Fergus G. McGovern(12).............................              15,000          *

William F. Cunningham(12)..........................              10,806          *

Richard A. Licursi(12).............................              10,406          *

Marc J. Venator(12)................................              10,000          *

John J. Kiley(13)..................................               3,783          *

All current directors and executive officers as a group
   (15 persons)(14)................................           2,272,364        11.9%

-------------
*    Less than 1% of the outstanding Ordinary Shares

     (1) Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The number of Ordinary Shares beneficially owned by each director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Any reference in these footnotes to shares subject to share options held by the person in question refers to share options held by such person that are currently exercisable or exercisable within 60 days after September 15, 1997 (''Presently Exercisable Options'').
     (2) The number of shares deemed outstanding includes 18,639,857 shares outstanding as of September 15, 1997 and any shares subject to share options held by the person or entity in question that are Presently Exercisable Options.
     (3) Includes 715,400 shares owned by Fidelity Contrafund, a wholly owned subsidiary of FMR Corp.
     (4) Includes 582,900 Ordinary Shares beneficially owned by Vinik Partners, L.P., 772,100 Ordinary Shares owned by Vinik Overseas Fund, Ltd., and 46,200 Ordinary Shares owned by a discretionary account (the "Discretionary Account") managed by Vinik Asset Management, L.P. Each of Vinik Overseas Fund, Ltd. and the Discretionary Account is party to an investment management agreement with Vinik Asset Management, L.P., pursuant to which Vinik Asset Management, L.P., L.P., has investment authority with respect to securities held in such account. The General partners of Vinik Partners, L.P., and Vinik Management, L.P., share the same managing members.
     (5) Includes 31,506 shares held by The James B. and Bruce R. Murray, Jr. Foundation, of which Mr. Murray is the sole trustee.
     (6) All shares are owned of record by Grannarville Interest Group Inc. Mr. Saville owns 100% of the voting securities of Grannarville Interest Group Inc. Includes 18,290 shares issuable pursuant to Presently Exercisable Options.
     (7) Includes 30,287 shares held by the Trimix Foundation, of which Mr. Mixer is one of three directors.
     (8) Includes 273,848 shares issuable pursuant to Presently Exercisable Options.
     (9) Includes 94,483 shares issuable pursuant to Presently Exercisable Options.
     (10) Includes 20,806 shares issuable pursuant to Presently Exercisable Options.
     (11) Comprised solely of shares issuable pursuant to Presently Exercisable Options that are held in trust for the benefit of Mr. Boyle's children. Mr. Boyle disclaims beneficial ownership of these shares.
     (12) Comprised solely of shares issuable pursuant to Presently Exercisable Options.
     (13) Includes 3,333 shares issuable pursuant to Presently Exercisable Options.
     (14) Includes 514,082 shares issuable pursuant to Presently Exercisable Options.


                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that may come before the Extraordinary General Meeting. However, if any other matters are properly presented to the Extraordinary General Meeting, it is the intention of the Chairman of the Extraordinary General Meeting, as the person named in the accompanying proxy, to vote, or otherwise act, in accordance with his judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection. The Depositary is required pursuant to the Deposit Agreement to mail to all Owners a notice, which indicates the voting rights of such Owners with respect to their ADRs as more fully described in this Proxy Statement.



                                    By Order of the Board of Directors,



                                    Peter M. Quinlan, Secretary

September 29, 1997

     THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE EXTRAORDINARY GENERAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE EXTRAORDINARY GENERAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED. SHAREHOLDERS WHO ATTEND THE EXTRAORDINARY GENERAL MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                    Annex A
                                    -------


                                  PROPOSAL 1


As a special resolution:

     THAT:

     a. the authorized share capital be increased by US $87,500 to US $187,500 and IR(Pounds)30,000 by the creation of 35,000,000 new Ordinary Shares of US $0.0025 each;

     b. the Articles of Association of the Company be altered by the substitution for paragraph (A) of Article 2 of the following new paragraph:

          i. "The capital of the Company is US $187,500 and IR(Pounds)30,000 divided into 75,000,000 Ordinary Shares of US $0.0025 each and 30,000 Deferred Shares of IR(Pounds)1.00 each.";

     c. the Directors of the Company be and are hereby generally and unconditionally authorized, pursuant to and in accordance with section 20 of the Companies (Amendment) Act, 1983 (the "Act"), to exercise all the powers of the Company to allot relevant securities (as defined by section 20(1) of the Act) up to an aggregate nominal amount of US $140,900.36 (but in any case not exceeding the amount of the authorized but unissued ordinary share capital immediately after the passing of this Resolution) during the period commencing on and including the date of the passing of this Resolution and expiring on October 22, 2002, save that the Company may, before such expiry, make offers or agreements which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such offers or agreements as if the authority hereby conferred had not expired;

     d.   the Directors of the Company be and are hereby empowered, pursuant to section 24 of the Act, to allot equity securities (within the meaning of section 23 of the Act) for cash pursuant to the authority conferred on the Directors by paragraph (c) of this Resolution, as if section 23(1) of the Act did not apply to any such allotment, save that the Company may, before the expiry of the power hereby conferred, make offers or agreements which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such offers or agreements as if the power hereby conferred had not expired; and

     e. all authorities and powers previously conferred on the Directors under sections 20 and 24 of the Act be and are hereby revoked, provided that such revocation shall not have retrospective effect.

                                    Annex B
                                    -------


                                  PROPOSAL 2



As a special resolution:

     THAT the Articles of Association of the Company be altered by the deletion from Article 115 of the words "Without prejudice to any powers conferred on the Directors by these Articles, the Company in general meeting may resolve, upon the recommendation of the Directors,", by the deletion from
     Article 116 of the words "Without prejudice to any powers conferred on the Directors as aforesaid, the Company in general meeting may resolve, on the recommendation of the Directors," and by the substitution for the words so deleted from each of those Articles of the words "The Directors may resolve".